SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Matthew Peltz

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

In response to inquiries from shareholders of The Walt Disney Company (“Disney” or the “Company”) relating to the involvement of Trian Fund Management, L.P. (“Trian”) with Disney, representatives of Trian have responded, and may in the future respond, with the following statement or substantially similar statements (the “Response”) from time to time:

Thank you for reaching out. To learn more information about how we want to Restore the Magic, please visit www.RestoretheMagic.com. For more information about how to vote for Nelson Peltz, please reach out to Okapi Partners at (877) 629-6357 or info@okapipartners.com.

From time to time, Trian or its fellow participants in the proxy solicitation may also publish the Response on various other social media channels relating to The Walt Disney Company, as well as its website, www.RestoretheMagic.com.

Important Information

Trian, together with certain other affiliates who are expected to be participants (the “Participants”) in solicitation of shareholders of the Company in connection with its 2023 annual meeting of shareholders (the “2023 Annual Meeting”), intend to file a definitive proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) in anticipation of such solicitation. Shareholders are advised to read the definitive proxy statement and any other documents related to the 2023 Annual Meeting when they become available because they will contain important information.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the preliminary proxy statement filed by the Participants with the SEC on January 12, 2023. This document is available free of charge on the SEC website. The definitive proxy statement, when filed, and other relevant documents, will also be available on www.RestoreTheMagic.com and the SEC website, free of charge, and by directing a request to Trian’s proxy solicitor, Okapi Partners LLC, 1212 Avenue of the Americas, 17th Floor New York, New York 10036 (Shareholders can call toll-free: +1 (877) 629-6357).